Exhibit 10.2
ADVISORY AGREEMENT
BETWEEN
DR. PEGGY G. MILLER AND
A. SCHULMAN, INC.
This Advisory Agreement dated November 7, 2008, (the “Agreement”) sets forth the agreement by and between Dr. Peggy G. Miller (“Dr. Miller”) and A. Schulman, Inc. (“Company”) in connection with Dr. Miller’s continuing relationship with the Company upon the expiration of her term as a director at the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”).
1. DR. MILLER’S UNDERTAKINGS AND OBLIGATIONS
In exchange for the undertakings and obligations of the Company set forth in Section 2 (and subject to the mutual understandings listed in Section 3), Dr. Miller agrees that:
•	Beginning on January 1, 2009 and continuing through December 31, 2009, she will provide advice to the Company and the Chair of the Nominating and Corporate Governance Committee concerning matters of governance generally, and more specifically the design and implementation of a plan to provide oversight by the Nominating and Corporate Governance Committee of the Company’s management relating to operational, financial and strategic risks affecting its business (“Governance Advice”).

•	Dr. Miller will be generally available to consult with executive management of the Company with regard to such Governance Advice up to a maximum of 16 hours per month.

•	On November 7, 2008, Dr. Miller will decline her nomination to stand for election as a Director of the Company.

•	Dr. Miller covenants and agrees that she will not reveal, divulge or make known to any person, firm or company, any Confidential Information without the prior express written consent of the Company. “Confidential Information” shall mean financial information, strategies and techniques, trade secrets, contract terms with vendors and suppliers, supplier lists and data, and such other confidential, proprietary, or sensitive information concerning or relating to (a) the Company or any of its affiliates, or (b) any third party that has disclosed or provided any of the same to the Company or its affiliates on a confidential basis. Confidential Information shall not include (1) any information which is now or becomes generally available to the public other than as a result of a wrongful disclosure by Dr. Miller, (2) any information disclosed by Dr. Miller which she reasonably and in good faith believes is required for the performance of his duties under this Agreement, (3) any information which is lawfully received by Dr. Miller from a third party having no obligations of confidentiality to the Company or its affiliates, or (4) any information compelled to be disclosed by applicable law; provided that Dr. Miller, to the extent not prohibited from so doing by applicable law, will give the Company prior written notice of the information to be so disclosed pursuant to clause (4) of this sentence as far in advance of its disclosure as may be practical, will disclose no more information than is required and will cooperate with any attempts by the Company to obtain a protection order or similar treatment.
2. THE COMPANY’S UNDERTAKINGS AND OBLIGATIONS
In exchange for the undertakings and obligations of Dr. Miller set forth in Section 1, the Company agrees that:
•	It will compensate Dr. Miller for the services provided hereunder in the amount of $85,000, payable in four equal installments on the first business day of each calendar quarter in 2009.

•	Dr. Miller will be granted an award of 2,500 shares of restricted stock on or about January 1, 2009.

•	Except as otherwise provided by this Agreement, nonqualified stock options, restricted stock and restricted stock units previously granted to Dr. Miller will remain subject to and will be treated in accordance with the terms and conditions of the respective stock plans and award agreements pursuant to which they were granted.

•	Dr. Miller’s fully vested nonqualified stock options will not be adversely affected by this Agreement or her retirement from the Board of Directors and will remain exercisable at the existing exercise prices until the respective expiration dates set forth in each of the stock option award agreements. Dr. Miller shall remain solely responsible for any taxes due upon exercise of such stock options.

•	The waiver of all remaining vesting periods relating to the shares of restricted stock or restricted stock units previously issued to Dr. Miller has been duly authorized, so that all forfeiture provisions shall lapse upon Dr. Miller’s retirement from the Board of Directors, provided Dr. Miller shall remain solely responsible for any taxes due upon the lapse of such restrictions and vesting of such shares. The parties hereby agree and acknowledge that the foregoing vesting provision shall be an amendment to the restricted stock award agreements of Dr. Miller granted under the A. Schulman, Inc. 2002 Equity Incentive Plan and the restricted stock award agreements and restricted stock unit award agreement of Dr. Miller granted under the A. Schulman, Inc. 2006 Incentive Plan. Any restricted stock units that become vested pursuant to this paragraph shall be settled no later than 60 days following Dr. Miller’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with the Company and all persons with whom the Company is considered a single employer under Sections 414(b) and (c) of the Code. The parties hereby agree and acknowledge that the foregoing settlement provision shall be an amendment to the restricted stock unit award agreement of Dr. Miller granted under the A. Schulman, Inc. 2006 Incentive Plan.

•	Consultations with Dr. Miller will be scheduled in a manner reasonably convenient to Dr. Miller and consistent with the nature of the consultation and the Company will reimburse Dr. Miller for any reasonable expenses incurred during the course of those consultations in accordance with the Company’s regular expense reimbursement policies. Any requested services which go beyond the Governance Advice contemplated by this Agreement will be subject to entering into a mutually acceptable separate agreement.

•	Both before and after the date of this Advisory Agreement and in addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to agree in writing to assume the undertakings and obligations of this Agreement and to perform in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain this agreement from a Company successor before the effectiveness of any succession will be a breach of this Advisory Agreement and will entitle Dr. Miller to receive immediately any compensation remaining from the Company or its successor in the amount described in Section 2, but Dr. Miller shall have no further obligation to provide the Governance Advice. However, all other undertakings and obligations of the parties hereto shall remain in full force and effect, including but not limited, to the gross-up obligation and indemnification provisions. Except as provided in this section, this Advisory Agreement is not assignable by either Party without the written consent of the other Party.

•	The Company will continue to indemnify Dr. Miller pursuant to the terms of the Indemnification Agreement, dated October 17, 2006, by and between the Company and Dr. Miller, and to the full extent permitted by law, pursuant to the Company’s Certificate of Incorporation and By-Laws, and during the term hereof will cause Dr. Miller to be named under and covered by a directors’ and officers’ liability insurance policy at least to the same extent as other persons then serving as directors or executive officers of the Company.
3. DR. MILLER’S AND THE COMPANY’S MUTUAL UNDERSTANDINGS AND AGREEMENTS
Dr. Miller and the Company also agree and understand that:
•	The Company and Dr. Miller will mutually agree upon any press release or any other public announcement or statement with respect to the transactions contemplated by this Agreement specifically or in any manner relating to the Company and Dr. Miller’s longstanding service as a director. Neither the Company nor Dr. Miller shall issue any such press release, other public announcement or other public statements prior to such consultation and mutual agreement, except as, in the reasonable judgment of the relevant party, may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

•	It is intended that this Agreement comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to Dr. Miller. Neither the Company nor the Board of Directors of the Company shall have any liability with respect to any failure to comply with the requirements of Section

409A of the Code and the Treasury Regulations promulgated thereunder. Furthermore, the Company may accelerate the time or schedule of a payment to Dr. Miller at any time this Agreement fails to meet the requirements of Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

•	Any disagreements about the effect of this Agreement will be resolved through binding arbitration to be held in Akron, Ohio subject to the rules of the American Arbitration Association and will be interpreted according to Ohio law.

A. SCHULMAN, INC.		DR. PEGGY G. MILLER

By: Its:	/s/ Joseph M. Gingo President and Chief Executive Officer	/s/ Dr. Peggy G. Miller

Date: November 7, 2008		Date: November 7, 2008